Exhibit 10.15

Encore

Annual

Management Incentive Plan (MIP)

Effective January 1, 2025

U.S. Participants:

Eligibility determined by Job

Table of Contents

I.	Plan Summary		3

	A.	Intent and Purpose	3

	B.	Participants	3

	C.	Incentive Elements	3

II.	Your Incentive Plan		3

	A.	75% Worldwide EBITDA $ Performance vs. Budget	3

	B.	25% Worldwide Customer Service Modifier	4

III.	Plan Terms and Conditions		4

	A.	Plan Eligibility	4

	B.	Transition Issues	5

	C.	Administration	5

	D.	No Vested Rights	5

IV.	Amendments		5

V.	Authority		5

I.	Plan Summary

A.	Intent and Purpose

Your Incentive Plan (“the Incentive Plan”) of Encore (or “Company”) is intended to:

•	Encourage individual effort and group teamwork toward the accomplishment of Company goals.

•	Focus the attention of Plan Participants on achieving the Budgeted levels of EBITDA and Budgeted EBITDA margins.

•	Reward outstanding performance.

•	Provide an incentive to the Participant to make a positive contribution to the Company’s goals and objectives in the Incentive Plan year.

B.	Participants

Incentive plan participation may be extended to roles whose responsibilities allow them to make a significant contribution to the company’s operating results (“Participants”). Eligibility for participation must be approved by the Sr. Director, Total Rewards and confirmed annually.

C.	Incentive Elements

Elements	Weighting	Measure Period
Worldwide EBITDA $ Performance vs. Budget	75%	Annual
Worldwide Customer Service Modifier	25%	Annual
Total Incentive Potential	100%

II.	Your Incentive Plan

Each Participant will have an incentive target expressed as a percentage of his or her base salary which is often described as the “Target Bonus Percentage”. Your personal incentive target amount can be determined by multiplying your base salary by your bonus percentage. The total incentive potential is then modified by the payout percentage based the Company’s actual reported EBITDA percent to budget achievement.

This performance modifier is used to calculate 100% of your incentive potential and is often described as the “Incentive Curve.” If you are unclear or do not remember your incentive target, please refer to your offer letter, UKG Profile under Jobs-Compensation-Incentive Information or contact your manager/supervisor.

The actual incentive amount for all participants will be based on the following two elements:

A.	75% Worldwide EBITDA $ Performance vs. Budget

This element will be based on EBITDA $ Performance against Budget. EBITDA for the purposes of this Plan is stated after accruals for all bonuses and before:

•	Foreign Currency and Interest Rate Hedge gains or losses,

•	Fees and expenses associated with any business acquisitions,

•

Cash restructuring charges and other non-cash add backs and deductions (non-recurring items) as permitted by the Company’s financing facilities, provided however forward-looking cost savings, operating improvements and expense reductions will not be an eligible add back for EBITDA.

2025 MIP Incentive Curve
% Achievement of Budget	Target Incentive Multiplier	% Achievement of Budget	Target Incentive Multiplier	% Achievement of Budget	Target Incentive Multiplier
90%	25%	97%	100%	104%	115%
91%	35%	98%	100%	105%	125%
92%	45%	99%	100%	106%	135%
93%	55%	100%	100%	107%	145%
94%	65%	101%	100%	108%	155%
95%	75%	102%	100%	109%	165%
96%	85%	103%	100%	110% or more	175% max

B.	25% Worldwide Customer Service Modifier

Customer Satisfaction is measured by the Event Pulse survey powered by Medallia. Its purpose is to challenge all of us to consider “How am I supporting our culture of customer service?” Results are used to modify EBITDA achievement. Event Pulse is our global survey which invites our customers and meeting planners to provide feedback. Event Pulse enables us to understand how our customers feel about event delivery. Acting upon customer feedback helps us improve our services and drive loyalty. Surveys are counted based on the response date.

Achievement of these goals includes:

•	Overall Satisfaction (OSAT) Top-2 Box (% Scores of 9-10)

•	10 or more completed surveys during the measurement period

Incentive Payouts will be determined by the scale below. Achievement of Worldwide EBITDA to Budget is the funding mechanism for this portion of your award. Participants will be ineligible to receive any Customer Satisfaction payout until the minimum or threshold achievement of budget has been accomplished.

Your payout will be equal to your Target Incentive times 25% times the EBITDA Achievement Multiplier times % of Bonus Modified according to the following chart:

Worldwide Overall Top-2 Box%	Bonus Modifier
87.0 and Above	100%
86.0 – 86.9	75%
85.0 – 85.9	50%
Below 85.0	0%

Please see Addendum A for examples of this calculation.

III.	Plan Terms and Conditions

A.	Plan Eligibility

Participation is calculated based on actively working employees in eligible jobs on the 10th day of each month and prorated based on the number of completed months. A participant must be in a MIP eligible job on or before December 10 of the plan year to be eligible.

A participant must be Active, Retired, or on Leave at the time of payout to receive payment for actively completed months and in good standing with the Company at the time the incentive is paid, to be eligible to receive the incentive payment.

B.	Transition Issues

If the Participant is eligible for any other incentive plan during any month, the Participant is ineligible for an incentive payment of this Plan for that same period.

Transfers into other bonus programs or ineligible roles will receive a prorated portion of this incentive for the calendar year. Changes in job assignment or employment status will result in ineligibility if the change results in a classification not subject to the terms of this Plan.

C.	Administration

Awards will be calculated based on the participants’ job and salary on the 10th day of each month and prorated based on number of completed months while in Active Status. Payments will be calculated and paid following the end of the calendar year once the Encore Financial Results have been audited (estimated date mid- March).

This Incentive Plan replaces and supersedes all previous management bonus plans or other arrangements. No other management bonus arrangement or discussion is enforceable unless made in writing and signed by Encore’s CEO and President.

Notwithstanding the foregoing, the aggregate Target Bonus Pool of all plan participants will be fixed as of December 31 of the plan year based upon eligible plan participants as of such date and the actual year-end financial results, subject to audit. The aggregate Target Bonus Pool will then be paid-out to eligible plan participants in accordance with this Incentive Plan and each participant’s individual performance. Any portion of the aggregate Target Bonus Pool remaining and not initially allocated to be paid out will then be distributed to plan participants in such amounts as determined by the CEO in his/her sole discretion at the same time when bonus payments are processed for all eligible plan participants.

D.	No Vested Rights

No Incentive Plan participant shall have any vested interest in the Incentive Plan prior to receipt of any payment made by Encore pursuant to the terms of the Incentive Plan. This document is only designed to communicate the basic provisions of the Incentive Plan and should not be construed as a contract between a participant and Encore.

IV.	Amendments

The above terms and conditions of this Incentive Plan are authorized for the year ending December 31. However, the Company reserves the right, in its sole discretion, at any time and without prior notice to amend any of the provisions of this Incentive Plan or to suspend or terminate the Incentive Plan entirely. Under such circumstances, payments due, if any, under this Plan shall be paid, subject to the terms of the Plan, to all eligible employees on a prorated basis up through the date of any such amendment, suspension, or termination of this Incentive Plan.

V.	Authority

Executive Leadership shall make the final decision regarding any questions involving the interpretation of the terms and conditions of this plan and resolving any issues not covered by the terms of this plan.

Addendum A

Examples of Incentive Payout Calculations

Mid-Year New Hire sample calculation at above EBITDA performance
Annual Salary*				$70,000
Target Bonus %				10%
Eligible Months**				8
Sum of Monthly Incentive Target Dollars				$4,667

Incentive Elements	Weighting	% Achievement	Incentive Modifier	Payments
WW EBITDA $ Performance vs. Budget***	75%	104%	115%	$4,025
WW Customer Service Modifier****	25%	85.9	50%	$671
Total Participant Blended Rate & Incentive Payment			100.6%	$4,696

Notes:

*	The annual salary to which the Target Bonus Percentage is applied is as of the 10th of each month that you are in an active status.
**	For participants hired or transferred during the year, a prorated base annual incentive will be used for the purposes of this bonus calculation.
***	Company achievement was 104% of budget, which pays out at a Target Incentive Modifier of 115%.
****	Customer Satisfaction achievement was 85.9, which modifies 50% of the 115% EBITDA Multiplier.

Mid-Year New Hire sample calculation at above EBITDA performance
Annual Salary*				$85,000
Target Bonus %				15%
Eligible Months**				12
Sum of Monthly Incentive Target Dollars				$12,750

Incentive Elements	Weighting	% Achievement	Incentive Modifier	Payments
WW EBITDA $ Performance vs. Budget***	75%	96%	85%	$8,128
WW Customer Service Modifier****	25%	87.0	100%	$2,709
Total Participant Blended Rate & Incentive Payment			85.0%	$10,838

Notes:

*	The annual salary to which the Target Bonus Percentage is applied is as of the 10th of each month that you are in an active status.
**	For participants hired or transferred during the year, a prorated base annual incentive will be used for the purposes of this bonus calculation.
***	Company achievement was 96% of budget, which pays out at a Target Incentive Modifier of 85%.
****	Customer Satisfaction achievement was 87.0, which modifies 100% of the 85% EBITDA Multiplier.